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                    SEPARATION AGREEMENT AND GENERAL RELEASE

         WHEREAS, Daniel Cohen (the "Employee") had been employed by Resource America, Inc. (the "Employer") until his separation from employment which was effective on September 13, 2000 (the "Separation Date").

         WHEREAS, the Employer and the Employee entered into an Employment Agreement dated October 5, 1999 (the "Employment Agreement"), which superceded the Employee's previous employment agreement from 1997 to which the Employer was a party, and the Employee is willing to waive any and all payments, benefits and rights under such Employment Agreement and any separation benefits which may otherwise have been applicable to the Employee, in exchange for the payments and benefits described in this Agreement.

         WHEREAS, the Employer and the Employee have determined that, effective as of the Separation Date, the Employee was separated from employment with the Employer on the terms and conditions set forth in this Agreement.

         WHEREAS, the parties agree that the Employee shall continue to be a member of the Board of Directors of the Employer (the "Board") as of the Separation Date, and this Agreement shall not be deemed a termination of the Employee's service as a member of the Board.

         IT IS HEREBY AGREED, by and between the Employee and the Employer, intending to be legally bound hereby, as follows:

         1. The Employee, for and in consideration of the commitments of the Employer as set forth in paragraph 3 below, for and on behalf of himself, his successors, beneficiaries, heirs and assigns, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Employer and each and every one of its affiliated entities, and its and their officers, directors, employees, and agents, and its


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and their respective successors and assigns, heirs, executors, and administrators, from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Employee ever had, now has, or hereafter may have, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with the Employer, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. ss. 12101 et seq., the Family and Medical Leave Act of 1993 ("FMLA"), 29 U.S.C. ss. 2601 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. ss. 1001 et seq., the Pennsylvania Human Relations Act, 43 P.S. ss. 951 et seq., and any other federal or state common law, statutory, or regulatory provision, and any claim for attorneys' fees and costs.

         The Employer, for and in consideration of the commitments of the Employee as set forth in this Agreement, for and on behalf of itself and each and every one of its subsidiaries, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Employee and his heirs, executors and administrators, from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Employer ever had, now has, or hereafter may have, or which its subsidiaries may have, by reason of any matter, cause or thing whatsoever, from the beginning of the Employee's employment to the date of this Agreement, arising from or relating in any way to his employment relationship with the Employer, the terms and conditions of that employment relationship, and the termination of that employment relationship if other than that (i) finally

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determined by a court of competent jurisdiction to be a criminal act or (ii) an action reasonably determined by the Employer to be outside of the scope of his employment by the Employer or outside the scope of the other activities contemplated by Section 2 of the Employment Agreement.

         In granting the releases contained in this Section 1, the parties are not releasing their rights under this Agreement, and the Employee is not releasing his indemnification rights under Section 9 of the Employment Agreement or his rights to indemnification or contribution under the Employer's by-laws or certificate of incorporation, or his right to compensation as a non-employee director or his right to vested benefits accrued under the terms of any section 401(k) plan, employee stock ownership plan or other employee pension benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended.

         2. The Employee further agrees and recognizes that he has permanently and irrevocably severed his employment relationship as an employee of the Employer and that the Employer has no obligation to employ him in the future.

         3. In consideration of the Employee's promises contained herein, and in satisfaction of all liabilities and obligations of the Employer to the Employee, except as otherwise specifically provided in this Agreement, including without limitation obligations under the Employment Agreement and other obligations with respect to salary, bonus, severance, notice pay and all other benefits, the Employer agrees to provide the Employee with the following payments and benefits:

              a. A cash payment (less all applicable tax withholding and other deductions required by law), by wire transfer or other method of payment acceptable to the Employee, on or before the third business day following the execution of this Agreement, equal to $1.5 million and an additional cash

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payment (less all applicable tax withholding and other deductions required by law) on January 5, 2001 equal to $730,635. The parties acknowledge that the cash payments described in this paragraph compensate the Employee for relinquishing his negotiated contract rights under the Employment Agreement, and, thus, does not constitute wages for Federal income tax withholding or Federal employment tax withholding purposes.

              b. A cash payment (less all applicable tax withholding and other deductions required by law), by wire transfer or other method of payment acceptable to the Employee, on or before the third business day following the execution of this Agreement equal to $32,742 in lieu of the Employee's health coverage. The parties acknowledge that the Employee may elect COBRA coverage under the Employer's health benefit plans as required by applicable law.

              c. The Employee acknowledges that the payments, benefits and rights described in this paragraph 3 are adequate consideration for his release of claims.

         4. The Employee has exercised his outstanding stock options granted under the Employer's 1989 Key Employee Stock Option Plan with respect to 8,454 shares of Employer stock, at an exercise price of approximately $2.73 per share (total purchase price of $23,073.69). The Employee agrees that all outstanding stock options to purchase Employer stock granted to the Employee pursuant to the Employer's 1999 Key Employee Stock Option Plan (an aggregate of 100,000 shares) shall terminate as of the Separation Date.

         5. The Employee's outstanding stock options with respect to an aggregate of 216,615 shares of Employer stock, which were granted pursuant to the 1997 Key Employee Stock Plan (the "1997 Plan") shall be fully vested and exercisable as of the Separation Date. These stock options granted under the 1997 Plan shall continue in effect until the first to occur of (i) the date the Employee ceases to be a member of the Board or (ii) the end of the applicable

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option term. The Employee and the Employer acknowledge that, as a result of
Internal Revenue Code requirements, the Employee's stock options under the 1997 Plan will be taxed as nonqualified stock options beginning 90 days after the Employee's separation from employment.

         6. The Employee agrees that his relationship with the Employer is one of confidence and trust. The Employee also recognizes that his position with the Employer gave him substantial access to Confidential Information (as that term is defined below), the disclosure of which to competitors of the Employer could cause the Employer to suffer substantial and irreparable damage. The Employee recognizes, therefore, that it is in the Employer's legitimate business interest to limit any potential appropriation of Confidential Information by him for the benefit of the Employer's competitors and to the detriment of the Employer. Accordingly, the Employee agrees as follows:

              a. For a period of thirty-six months following the date of this Agreement, as shown below, the Employee will not disclose to any other person or company, nor use for his own personal benefit (unless the Employee reasonably believed that the information used was not, or no longer was, Confidential Information) any Confidential Information disclosed to the Employee, or of which the Employee becomes or became aware, by reason of his employment or association with the Employer.

              b. The term "Confidential Information" means any and all data and information relating to the business of the Employer (whether or not it constitutes a trade secret), which is or has been disclosed to the Employee or of which the Employee becomes or became aware as a consequence of his employment or relationship with the Employer, and which has value to the Employer and is not generally known by its competitors, including but not limited to information relating to experimental and research work of the Employer, the Employer's

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methods, processes, tools, machinery, formulas, drawings or appliances, and the financial or business affairs of the Employer relating to services, customers, customer lists, employees or employees' compensation, projections, plans, development, accounting and marketing studies or analyses. Confidential Information shall not include any data or information that has been disclosed voluntarily to the public by the Employer (except where such public disclosure has been made by the Employee or some other person without authorization), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful and legitimate means.

              c. The Employee agrees that he will not take with him or retain without written authorization any documents, files or other property of the Employer, and the Employee will return promptly to the Employer any such documents, files or property in his possession or custody. In connection with this Agreement, the Employee recognizes that all documents, files and property which the Employee has received and will receive from the Employer, including but not limited to customer lists, handbooks, memoranda, policy manuals, product specifications, and other materials (with the exception of documents relating to benefits to which the Employee is entitled), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that the Employee has no claim or right to the continued use, possession or custody of such documents, files or property after the Separation Date.

              d. The Employee acknowledges and agrees that if he should breach any of the covenants, restrictions and agreements contained in this Section 6, irreparable loss and injury would result to the Employer, and that damages arising out of such a breach may be difficult to ascertain. The Employee therefore agrees that, in addition to all other remedies provided at law or at

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equity, the Employer may petition and obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief to prevent a breach by the Employee of any covenant contained in this Agreement. The Employee agrees further that if it is finally determined by a court that the Employee has breached the terms of this Agreement, the Employer shall be entitled to recover from the Employee all reasonable costs and attorneys' fees incurred as a result of its attempts to redress such a breach or to enforce its rights and protect its legitimate interests.

         7. The Employee agrees and acknowledges that this agreement by the Employer, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Employer and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with the Employer.

         8. The Employee certifies and acknowledges as follows:

              a. That he has read the terms of this Agreement, and that he understands its terms and effects, including the fact that, subject to the terms of this Agreement, he has agreed to RELEASE AND FOREVER DISCHARGE the Employer and each and every one of its affiliated entities from any legal action arising out of his employment relationship with the Employer and the termination of that employment relationship; and

              b. That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled; and

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              c. That he does not waive rights or claims that may arise after the date this Agreement is executed; and

              d. That the Employer has provided him with a reasonable period of time within which to consider this Agreement and that the Employee has signed on the date indicated below after concluding that this Agreement is satisfactory to him.

         9. The Employee and the Employer acknowledge and agree that this Agreement supersedes any and all prior agreements or understandings between the parties, and that, except as set forth expressly herein, no promises or representations have been made in connection with the termination of the Employee's employment, his compensation thereafter or the terms of this Agreement.

         10. If any portion or section of this Agreement is deemed by a court of competent jurisdiction to be unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

         11. Notwithstanding Section 10, if the Employee contests or otherwise fails to honor the release contained in Section 1, the Employee shall repay all amounts paid to him under this Agreement to the Employer.

         12. The Employer shall pay the Employee up to $7,500 as reimbursement for the legal fees paid by the Employee in connection with the negotiation of this Agreement, including the meaning and effect of the release given by the Employee under Section 1 and the Confidential Information covenant given by the Employee under Section 6. The Employer shall maintain directors and officers insurance coverage for the Employee that is at least as extensive as the coverage of any other director who serves as a member of the Board of Directors of the Employer.

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         13. The terms of this Agreement should be interpreted under the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, Employee and Employer hereby execute this Agreement as of this 20th day of October, 2000.

WITNESS:


---------------------------                 ---------------------------
                                            Daniel Cohen



ATTEST:                                     RESOURCE AMERICA, INC.

---------------------------                 By:
                                              -------------------------

                                            Title:
                                                 ----------------------


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